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                                                                       EXHIBIT 1

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                          NORTH AMERICAN PALLADIUM LTD.

                             MATERIAL CHANGE REPORT


To:           British Columbia Securities Commission
              Alberta Securities Commission
              Saskatchewan Financial Services Commission, Securities Division Ontario Securities Commission
              Commission des valeurs mobilieres du Quebec
              Nova Scotia Securities Commission
              Securities Commission of Newfoundland and Labrador

ITEM 1.   REPORTING ISSUER

          The reporting issuer filing this material change report is North American Palladium Ltd. (the "Corporation"), Suite 2116, 130 Adelaide Street West, Toronto, Ontario, M5H 3P5.

ITEM 2.   DATE OF MATERIAL CHANGE

          April 6, 2004

ITEM 3.   NEWS RELEASE

          A news release was issued on April 6, 2004 through Canada News Wire.

ITEM 4.   SUMMARY OF MATERIAL CHANGE

          During the first quarter of 2004, the Lac des Iles mill processed 1,348,779 tonnes of ore or an average of 14,822 tonnes per day with an average palladium head grade of 2.72 grams per tonne, producing 91,261 ounces of palladium at an average recovery rate of 77.3%. By-product metals production during the first quarter of 2004 included 6,983 ounces of platinum, 7,755 ounces of gold, 1,321,201 pounds of nickel and 2,141,755 pounds of copper. This compares to the fourth quarter of 2003 when the mill processed 1,500,684 tonnes of ore or 16,312 tonnes per day with a palladium grade of 2.60 grams per tonne, producing 94,114 ounces of palladium at a recovery rate of 75.1%.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE

          During the first quarter of 2004, the Lac des Iles mill processed 1,348,779 tonnes of ore or an average of 14,822 tonnes per day with an average palladium head grade of 2.72 grams per tonne, producing 91,261 ounces of palladium at an average recovery rate of 77.3%. By-product metals production during the first quarter of 2004 included 6,983 ounces of platinum, 7,755 ounces of gold, 1,321,201 pounds of nickel and 2,141,755 pounds of copper. This compares to the fourth quarter of 2003

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          when the mill processed 1,500,684 tonnes of ore or 16,312 tonnes per day with a palladium grade of 2.60 grams per tonne, producing 94,114 ounces of palladium at a recovery rate of 75.1%.

          The following table outlines the operating results for the past five quarters:


--------------------------------------------------------------------------------------------
                                                          2003                       2004
------------------------------------ ------------------------------------------- -----------
                                         Q1         Q2         Q3         Q4         Q1
------------------------------------ ---------- ---------- ---------- ---------- -----------
Mill Throughput (tonnes per day)       13,292     12,692     14,215     16,312     14,822
------------------------------------ ---------- ---------- ---------- ---------- -----------
Palladium Recovery (%)                   76.9       76.6       74.0       75.1       77.3
------------------------------------ ---------- ---------- ---------- ---------- -----------
Mill Availability (%)                    92.7       84.4       92.6       94.8       89.3
------------------------------------ ---------- ---------- ---------- ---------- -----------
Palladium Production (ozs)             58,791     59,069     76,729     94,114     91,261
------------------------------------ ---------- ---------- ---------- ---------- -----------

          The first quarter of 2004 marked the second consecutive quarter, the Corporation produced in excess of 90,000 ounces of palladium and was 112% of budget. The favorable palladium production was due mainly to increased palladium head grades at 107% of budget and improved palladium recovery at 102% of budget, respectively for the quarter. The improved mill production in the first quarter was partially offset by scheduled and preventative maintenance that reduced mill availability to 89.3% or 97% of budget. These maintenance programs included SAG mill pulp lifter replacement, shell liner replacement and the installation of larger pump motors and pump boxes. The Corporation has identified a number of opportunities that will be implemented for the next SAG shell liner change-out to reduce mill downtime for this maintenance activity.

ITEM 6.   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

          N/A

ITEM 7.   OMITTED INFORMATION

          N/A

ITEM 8.   EXECUTIVE OFFICER

          Mary D. Batoff, Secretary

          Tel.:  416-360-2655

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ITEM 9.   STATEMENT OF EXECUTIVE OFFICER

          The foregoing accurately discloses the material change referred to herein.

          DATED at Toronto, this 19th day of April, 2004.



                                                NORTH AMERICAN PALLADIUM LTD.

                                                     "MARY D. BATOFF" (SIGNED)

                                               Per:
                                                    ----------------------------
                                                    Mary D. Batoff
                                                    Secretary




Forward-Looking Statements - Certain statements included in this material change report are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Corporation's future plans, objectives and goals, including words to the effect that the Corporation or management expects a stated condition or result to occur. When used herein, words such as "estimate", "expect", "intend", and other similar expressions are intended to identify forward-looking statements. In particular statements relating to estimated mineral reserves, cash flows, capital costs, ore production, mine life, financing and construction are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonne milled, geological, technical, mining or processing problems, future profitability and production, and availability of financing on acceptable terms. For a more comprehensive review of risk factors, please refer to the Corporation's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Corporation disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.